Exhibit 10.19

Micromet, Inc.
6707 Democracy Blvd.
Suite 505
Bethesda, Maryland 20817

Phone: (240) 752-1420
Fax: (240) 752-1425
E-mail: info@micromet-inc.com
Internet: www.micromet-inc.com
December 10, 2007
Mr. Christopher P. Schnittker
c/o Micromet, Inc.
6707 Democracy Boulevard
Suite 505
Bethesda, Maryland 20817
Re: Separation Agreement
Dear Chris:
This letter sets forth the substance of the separation agreement (the “Agreement”) which Micromet, Inc. (the “Company”) is offering to you to aid in your employment transition.
     1. Separation. You have voluntarily resigned from your employment with the Company. Your last day of work with the Company and your employment termination date will be December 10, 2007 (the “Separation Date”).
     2. Accrued Salary and Vacation. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
     3. Severance Benefits. Although the Company has no obligation to do so, if you execute this Agreement, the Company will provide the severance benefits described below (the “Severance Benefits”), provided that you are not in material breach of this Agreement or any other written agreement you may have executed with the Company:
          a. Severance Payments. The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for six (6) months following the Separation Date or until you secure full-time employment with another employer, whichever period is shorter. You agree to notify the Company immediately if you accept such other employment. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs following the Company’s receipt of your executed Agreement.

          b. Health Insurance Continuation. If you are currently participating in the Company’s group health insurance plans as of the Separation Date, to the extent provided by applicable state insurance laws and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits or to convert to an individual policy at your own expense through the provider of the Company’s health insurance, if you wish. However, if you timely elect and remain eligible for continued coverage, the Company, as part of this Agreement, will pay that portion of your health insurance premiums it was paying prior to the Separation Date for the earlier of the six-month period following the Separation Date or until you are eligible to receive healthcare benefits from a new employer, to the extent such coverage remains available to you under the applicable policy. You agree to notify the Company immediately if you become eligible for such coverage with a new employer.
This Agreement supersedes any provision in the Executive Employee Agreement between you and the Company dated October 10, 2006 (your “Employment Agreement”) concerning or relating to severance payments. You agree you are not eligible for any severance payments and benefits except as provided in this paragraph 3 and you are not eligible for the Severance Benefits described in this paragraph 3, except in exchange for your execution and non-revocation of this Agreement.
     4. Benefit Plans.
The Company’s reimbursement of the premiums for your life insurance, AD&D and long-term care insurance will cease as of the Separation Date.
Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.
You have the right to continue to utilize funds in your current Health Care Spending Account if you are participating in this program. Unless you elect to continue your Health Care Spending Account, you will only be eligible to claim expense that you incurred prior to the Separation Date.
     5. Stock Options. You were granted an option to purchase 225,000 shares of the Company’s common stock, pursuant to the Micromet, Inc. Amended and Restated 2003 Equity Incentive Award Plan (the “Plan”). Under the terms of the Plan and your stock option agreement, vesting will cease as of the Separation Date. Your rights to exercise your options as to any vested shares will expire, on the date that is ninety (90) days after the Separation Date.
     6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
     7. Expense Reimbursements. If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective as of the Separation Date. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
     8. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Matthias Alder. Receipt of the Severance Benefits described in paragraph 3 of this Agreement is expressly conditioned upon return of all Company property.

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     9. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities under Sections 9, 10, 11.3 through 11.5 of your Employment Agreement. You further acknowledge your cooperation obligations under Section 7.7 of your Employment Agreement and your continuing obligations under Section 11.2 of your Employment Agreement not to disclose the terms therein. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A and a copy of Sections 7.7, 9, 10, 11.2 through 11.5 of your Employment Agreement is attached hereto as Exhibit B. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Matthias Alder immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed Agreement which you signed.
     10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.
     11. Non-disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to the Company’s executive officers as the Company representatives with knowledge of the provisions of this Agreement. The Company will respond to reference requests in accordance with the Company’s policy by providing information only with regard to the dates of your employment and the scope of your job responsibilities. Please direct all requests for references from prospective employers to Christian Itin or Matthias Adler.
     12. Cooperation after Termination. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company by making yourself reasonably available during regular business hours in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company.
     13. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

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•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; Delaware Discrimination in Employment Act; Maryland Human Relations Commissions Act, Article 49B of the Maryland Code; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer of the Company. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.
     14. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
     15. Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 8, 9, 10, and 11 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.

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     16. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware.
Thank you for your services during your tenure at the Company. I wish you good luck in your future endeavors.
Sincerely,
Micromet, Inc.

By:	/s/ CHRISTIAN ITIN
Christian Itin
President and Chief Executive Officer

Agreed to and Accepted:
/s/ CHRISTOPHER P. SCHNITTKER
Christopher P. Schnittker

Exhibit A — Proprietary Information and Inventions Agreement
Exhibit B — Sections 7.7, 9, 10, 11.3 through 11.5 of the Employment Agreement

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Exhibit A
Proprietary Information and Inventions Agreement

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Micromet, Inc.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Micromet, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information and Inventions Agreement (the “Agreement”) and agree as follows:
1. Nondisclosure.
     1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Proprietary Information (defined below) and that Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.
     1.2 Proprietary Information. The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me.
     1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

A-1.

     1.4 Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.
     1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
2. Assignment of Inventions.
     2.1 Proprietary Rights. The term “Proprietary Rights” will mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.
     2.2 Assignment of Inventions. Subject to Subsections 2.3 and 2.5, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Company. Inventions assigned to Company, or to a third party as directed by Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
     2.3 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).
     2.4 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with Company, I will promptly disclose to Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.
     2.5 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.
     2.6 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

A-2.

     2.7 Enforcement of Proprietary Rights. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. My obligation to assist Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance.
     In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.
4. Duty Of Loyalty During Employment. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5. Reasonableness Of Restrictions.
     5.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
     5.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.
     5.3 If the court declines to enforce this Agreement in the manner provided in subsection 5.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
6. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in completing and signing Company’s termination statement if requested to do so by Company.

A-3.

8. Notices. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
9. Notification of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
10. General Provisions
     10.1 Governing Law. All questions concerning the construction, validity, interpretation of this Agreement will be governed by the laws of the State of Delaware as applicable to contracts made and wholly performed within the State of Delaware by residents of the State of Delaware, until such time as the East Coast headquarter office location is determined, in which case this Agreement will be governed by the laws of the state of the East Coast headquarter office location.
     10.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
     10.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
     10.4 Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
     10.5 Employment Status. I agree and understand that nothing in this Agreement will change my employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.
     10.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
     10.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
     10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

A-4.

I have read this agreement carefully and understand its terms.
Dated: October 10, 2006

/s/ CHRISTOPHER SCHNITTKER
(Signature)

Christopher Schnittker
(Printed Name)

Accepted and Agreed To: Micromet, inc.
By:	/s/ CHRISTIAN ITIN
Title: President & CEO

A-5.

Exhibit B
Sections 7.7, 9, 10, 11.3 through 11.5 of the Employment Agreement

     7.7 Cooperation Obligations.
          (a) Transition Activities. After delivery or receipt of any notice of termination by Executive, and for a reasonable period following any termination of Executive’s employment for any reason, Executive will fully cooperate with Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by Company.
          (b) Return of Company’s Property. If Executive’s employment is terminated for any reason Company will have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive will immediately surrender to Company all lists, books and records of, or in connection with, Company’s business, and all other property belonging to Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of Company. Executive will deliver to Company a signed statement certifying compliance with this Section 7.7 prior to the receipt of any post-termination benefits described in this Agreement.
          (c) Litigation. After the Employment Term, Executive will cooperate with Company in responding to the reasonable requests of Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.
          (d) Expenses and Fees. Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in this Section 0, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with Company’s standard reimbursement policies and procedures. Except as provided in the preceding sentence, Executive will not be entitled to any compensation for activities performed pursuant to this Section 0 during the period in which Executive receives any Severance Benefits. Thereafter, Company will pay Executive a compensation for activities performed pursuant to this Section 0 based on an hourly rate of 160th of Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”). In performing obligations under this Section 0 following termination of the employment, Executive agrees and acknowledges that he will be serving as an independent contractor, not as a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, will not be eligible to participate in any Company benefit plans while performing such services.
9. NON-COMPETITION
     Executive will not, for a period of twelve (12) months from the end of the Employment Term, for Executive’s own account, or as owner, manager, officer, shareholder, consultant, director, representative or employee of a company, participate in the research or development of (i) antibodies against the EpCAM target molecule, or (ii) BiTE molecules or active agents which trigger the same mechanism as BiTE molecules (collectively, the “Non-Compete Field”). The Board may, in its discretion, reduce the scope of the Non-Compete Field.

10. NON-SOLICITATION
     While employed by Company, and for six (6) months immediately following the date of termination of the employment, Executive will not interfere with the business of Company by (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly causing any third party that provides services to Company to terminate such business relationship.
11. GENERAL PROVISIONS
     11.3 Reasonableness of Restrictions. Executive acknowledges and agrees that (a) he has read this entire Agreement and understands it, (b) the limitations imposed in this Agreement do not prevent him from earning a living or pursuing his career following the termination of the employment, and (c) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. Executive represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
     11.4 Remedies. Executive agrees that it may be impossible to assess the damages caused by Executive’s violation of this Agreement or any of its terms. Executive agrees that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
     11.5 Severability. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 0, Executive and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.